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                                                                    EXHIBIT 99.3

BENEDEK BROADCASTING CORPORATION
100 Park Avenue
Rockford, Illinois 61101
CONTACT: Ron Lindwall, Chief Financial Officer
         (815) 987-5350

       BENEDEK BROADCASTING ANNOUNCES TOTAL CONSIDERATION/OFFER PRICE FOR
      THE TENDER OFFER & CONSENT SOLICITATION FOR ITS 11 7/8% SENIOR SECURED
                                 NOTES DUE 2005

         May 13, 1999 -- Rockford, Illinois: Benedek Broadcasting Corporation announced today the Total Consideration and the Offer Price, as calculated by TD Securities (USA) Inc., the Dealer Manager and Solicitation Agent, pursuant to the Company's previously announced tender offer and consent solicitation for any and all of the $135 million in outstanding principal amount of its 11 7/8% Senior Secured Notes due 2005. The Total Consideration per $1,000 principal amount of Notes is $1,105.78, consisting of the Offer Price per $1,000 principal amount of Notes of $1,075.78 and a consent payment of $30.00 per $1,000 principal amount of Notes. The anticipated payment date for the Offer Price and Consent Payment is May 20, 1999. Accrued interest as of the anticipated payment date will be $26.06 per $1,000 principal amount of Notes.

         This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is only made by the tender offer and consent solicitation documents. Questions concerning the terms of the tender offer or solicitation may be directed to TD Securities (USA), Inc., the Dealer Manager and Solicitation Agent, at (212) 827-7454; contact Ethan S. Buyon. Questions concerning the procedures for tendering notes or requests for the offering documents or letters of transmittal may be directed to the Dealer Manager and Solicitation Agent.

                                      99-3